ARTICLE II. DIRECTORS

SECTION 1. The business and affairs of the corporation will be managed and controlled by a board of six (6) to fifteen (15) directors, the exact number to be established by resolution of the Board of Directors. Each director will hold office as set forth in the Articles of Incorporation, and until that director's successor has been elected and qualified, or until that director's death or until that director resigns or is removed in accordance with the provisions of these bylaws. At least one-half (1/2) of the directors, at the time of their election and during their continuance in office, will be citizens of the United States and residents of the State of Oregon.